Exhibit 10.6

HARLEY-DAVIDSON

RETIREE INSURANCE ALLOWANCE PLAN

Effective January 1, 2009

i

HARLEY-DAVIDSON

RETIREE INSURANCE ALLOWANCE PLAN

Pursuant to resolutions adopted by the Human Resources Committee of the Board of Directors of Harley-Davidson, Inc. in May 1996, certain executives may become eligible for a lump sum retiree insurance allowance. This benefit was originally implemented as a payment in lieu of post-retirement life insurance.

To comply with the requirements of Code Section 409A, it is desirable to adopt a formal plan document, as set forth herein. The Plan is intended to promote the best interests of the Company and its Affiliates by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its Affiliates and encouraging their continued loyalty, service and counsel to the Company and its Affiliates.

ARTICLE I. DEFINITIONS AND CONSTRUCTION

Section 1.01. Definitions.

The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

(a) Administrator: The Retirement Plans Committee appointed by the Board.

(b) Affiliate: Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when a Participant has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

(c) Base Compensation: A Participant’s annual base salary rate, prior to reduction for pre-tax or after-tax contributions by the Participant Employee to any qualified or non-qualified employee benefit plan maintained by a Participating Employer, but exclusive of extraordinary payments such as overtime, bonuses, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options, restricted stock or restricted stock units, or the value of employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Administrator.

(d) Beneficiary: The person or entity designated by a Participant to be his or her beneficiary for purposes of this Plan. If a beneficiary dies before receiving all payments due such beneficiary, any remaining payments will be made to the designated beneficiary’s estate unless a contingent beneficiary was designated by the Participant as to such amounts. If there is a contingent beneficiary payments will be made to the contingent beneficiary and, if such contingent beneficiary dies, any remaining payments will be made to the contingent beneficiary’s estate. If there is no beneficiary designation in force when Plan benefits become payable upon the death of a Participant, payment shall be made to the Participant’s current spouse, or if the Participant is not married or the spouse is not then living, to the Participant’s estate. Beneficiary designations shall be in writing, filed with the Administrator, be in such form as the Administrator may prescribe for this purpose, and shall become effective only upon acknowledgement by the Administrator.

(e) Board: The Board of Directors of the Company.

(f) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(g) Committee: The Human Resources Committee of the Board of Directors of Harley-Davidson, Inc.

(h) Company: Harley-Davidson, Inc., or any successor thereto.

(i) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(j) Participant: An employee who becomes a participant in the Plan in accordance with Section 2.01.

(k) Participating Employer: The Company and each Affiliate that, with the consent of the Administrator or the Committee, participates in the Plan for the benefit of one or more Participants.

(l) Retiree Insurance Allowance: The benefit described in Section 3.01(a), consisting of both the Retiree Insurance Base Amount and the tax gross-up payment.

(m) Retiree Insurance Base Amount: The portion of the Retiree Insurance Allowance described in clause (i) of Section 3.01(a), exclusive of the tax gross-up payment.

(n) Separation from Service: The date on which a Participant separates from service (within the meaning of Code Section 409A) from the Company and all Affiliates. A Separation from Service occurs when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its Affiliates after that date or that the level of bona fide services the Participant will perform after such date as an employee of the Company or an Affiliate will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding 36-month period (or such lesser period of services). The Participant is not considered to have incurred a Separation from Service if the Participant is absent from active employment due to military leave, sick leave or other bona fide reason if the period of such leave does not exceed the greater of (i) six months, or (ii) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing the Participant to have incurred a Separation from Service.

Section 1.02. Construction and Applicable Law.

(a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

(b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law, and any action for benefits under the Plan or to enforce the terms of the Plan shall be heard in the State of Wisconsin by the court with jurisdiction over the claim. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION AND ELIGIBILITY FOR

RETIREE INSURANCE ALLOWANCE

Section 2.01. Participation.

Unless the Committee has promulgated different eligibility rules, a common law employee of a Participating Employer shall be a Participant if the employee is (a) classified by the Participating Employer as a General Manager or Vice President, and (b) employed at the S80 career band level and above.

Section 2.02. Eligibility for the Separation Allowance Benefit.

A Participant will be entitled to receive the Retiree Insurance Allowance if:

(a) The Participant satisfies the participation requirements set forth in Section 2.01 above immediately prior to his or her retirement for reasons other than death;

(b) The Participant retires from active employment with the Company and its Affiliates on or after attainment of age fifty-five (55) and completion of five (5) or more years of service. For this purpose, a Participant’s service means (i) in the case of a Participant hired prior to August 1, 2006, the Participant’s service for vesting purposes that is recognized under the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, and (ii) in the case of a Participant hired on or after August 1, 2006, the Participant’s service for vesting purposes that is recognized under the Retirement Savings Plan for Salaried Employees of Harley-Davidson, or any successor to such plans.

(c) If the Participant dies after retirement but prior to receipt of the Retiree Insurance Allowance, the Retiree Insurance Allowance will be paid to the Participant’s Beneficiary. If the Participant dies prior to retirement, even if the Participant is eligible to retire, no benefit is payable under the Plan.

(d) The Retiree Insurance Allowance shall not duplicate any other program of the Company or an Affiliate under which the Executive may be entitled to a payment in lieu of post-retirement life insurance.

ARTICLE III. CALCULATION AND PAYMENT OF

RETIREE INSURANCE ALLOWANCE

Section 3.01. Amount of Retiree Insurance Allowance.

(a) Amount. The Retiree Insurance Allowance shall be an amount equal to the sum of (i) one times the Participant’s Base Compensation immediately prior to the Participant’s retirement (the Retiree Insurance Base Amount), and (ii) the tax gross-up amount determined under subsection (b) below.

(b) Tax Gross Up Amount. The tax gross-up amount is an additional amount such that the net amount retained by the Participant, after deduction for federal and state income taxes and FICA and Medicare employment taxes on the Retiree Insurance Base Amount, and any federal and state income taxes and FICA and Medicare employment taxes on the additional payment, shall equal the Retiree Insurance Base Amount. For purposes of determining the tax gross-up amount, the Participant shall be deemed to pay federal and state income taxes at the highest marginal rate of federal and state income taxation in the calendar year in which the payment is to be made.

Section 3.02. Payment.

The Retiree Insurance Allowance shall be paid, in a single cash payment, on the first business day of the month following the month in which occurs the six month anniversary of the date of the Participant’s Separation from Service. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service the stock of Harley-Davidson, Inc. or any other related entity that is considered a “service recipient” within the meaning of section 409A of the Code is not traded on an established securities market or otherwise, then the provisions of the Plan requiring that payments be delayed for six months shall cease to apply. In such event, the payment shall be made within ninety (90) days following the date of the Participant’s Separation from Service.

ARTICLE IV. GENERAL PROVISIONS

Section 4.01. Administration.

The Administrator shall administer and interpret the Plan. The Administrator may, in its discretion, delegate any or all of its authority and responsibility, and to the extent of any such delegation, any references herein to the Administrator shall be deemed references to such delegee; provide that any such delegee shall not act in any non-ministerial fashion in a matter affecting the delegee’s own participation or interest in the Plan. Interpretation of the Plan shall be within the sole discretion of the Administrator or the Committee and shall be final and binding upon each Participant and Beneficiary. The Administrator or the Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. Further, the Administrator shall not act in any non-ministerial fashion in any matter that affects one or more of the members of the committee that is the Administrator (unless such action affects all Participants uniformly) and any such action will be taken or decision made by the Committee.

Section 4.02. Claims Procedures.

(a) If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his or her legal representative shall file a written claim for such benefit with the Administrator, not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Administrator shall review the claim. If the Administrator denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(b) The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Section 4.03. Participant Rights Unsecured.

(a) Unsecured Claim. The right of a Participant or the Participant’s Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

Section 4.04. Distributions for Tax Withholding and Payment.

(a) Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distribution from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.

(b) The amount actually distributed to the Participant in accordance with the time or schedule of payments applicable to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with subsection (a) above.

Section 4.05. Amendment or Termination of Plan.

(a) There shall be no time limit on the duration of the Plan.

(b) The Company, by action of the Human Resources Committee of the Board, may at any time amend or terminate the Plan; provided, however, that no amendment or termination may reduce or eliminate the undistributed benefit payable to or on behalf of a Participant who retired with an entitlement to a Retiree Insurance Allowance prior to the date on which such action to amend or terminate the Plan is adopted. Termination of the Plan will not operate to accelerate distribution in violation of Code Section 409A.

Section 4.06. Administrative Expenses.

Costs of establishing and administering the Plan will be paid by the Participating Employers.

Section 4.07. Successors and Assigns.

This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 4.08. Right of Offset.

To the extent that such action does not violate Code Section 409A, the Participating Employers shall have the right to offset from the benefits payable hereunder (and at the time such benefit would otherwise be payable) any amount that the Participant owes to the Company or an Affiliate or other entity in which the Company or an Affiliate maintains an ownership interest. The offset shall be applied so as to include, but shall not be limited to, any fines, penalties, damages or any other amounts (including attorneys’ fees) imposed on or paid by the Company or Affiliate as a result of any conduct of the Participant during the Participant’s employment. The Company may effectuate the offset without the consent of the Participant (or the Participant’s spouse or Beneficiary, in the event of the Participant’s death).

Section 4.09. Not a Contract of Employment.

This Plan may not be construed as giving any person the right to be retained as an employee of the Company or any Affiliate.

Section 4.10. Miscellaneous Distribution Rules.

(a) Accelerated Distribution Following Section 409A Failure. If an amount under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Participant shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Participant’s income as a result of such failure.

(b) Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

HARLEY-DAVIDSON, INC.

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